Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Charles River Associates Incorporated 2004 Nonqualified Inducement Stock Option Plan, of our report dated March 15, 2004 (except for Note 16, as to which the date is March 18, 2004) with respect to the consolidated financial statements of InteCap, Inc. and subsidiaries included in its current report on Form 8-K/A filed on June 15, 2004 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
November 9, 2004